Exhibit 5.1

        [LETTERHEAD OF SIDLEY AUSTIN BROWN & WOOD]

June 27, 2003

Board of Directors
IMC Global Inc.
100 South Saunders Road
Lake Forest, Illinois 60045

Re:	IMC Global Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

        We have served as counsel to IMC Global Inc., a Delaware corporation (the "Company"), in connection with its sale and issuance of up to 2,750,000 shares of 7.50% Mandatory Convertible Preferred Shares (the "Shares"), covered by the Registration Statement on Form S-3 filed on January 20, 1999 (Registration No. 333-70797) (the "Registration Statement") by the Company with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act").

        The terms of the Shares are set forth in the Certificate of Designations governing the terms of the Shares (the "Certificate of Designations"), and will be sold pursuant to the Underwriting Agreement dated June 24, 2003 (the "Underwriting Agreement"), by and among the several Underwriters named therein (collectively, the "Underwriters"), and the Company.

        In rendering the opinion expressed below, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.

        Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that the Shares have been duly authorized by the Company and will be validly issued, fully paid and non-assessable when certificates representing the Shares shall have been executed, countersigned and registered and duly delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the terms of the Underwriting Agreement.

        This letter is limited to the General Corporation Law of the State of Delaware.

        We do not find it necessary for the purposes of this letter to cover, and accordingly we express no opinion as to, the application of the securities laws or blue sky laws of any jurisdiction to the Shares.

        We hereby consent to the filing of this letter as Exhibit 5.1.1 to the Registration Statement and the references to our firm included in or made a part of the Registration Statement.

Very truly yours, /s/ Sidley Austin Brown & Wood